                                                                      EXHIBIT 11



                          COLLINS & AIKMAN CORPORATION

      COMPUTATION OF EARNINGS PER SHARE IN MILLIONS, EXCEPT PER SHARE DATA


                                  (UNAUDITED)


                                                                            QUARTER ENDED
                                                                            -------------
                                                                         JUNE 30,        JUNE 30,
                                                                          2002             2001
                                                                          ----             ----

Average common shares outstanding during the period:
            Basic................................................        70.4              34.9
            Diluted..............................................        70.4              35.0

Incremental shares under stock options computed under
           the price of issuer's stock during the period.........          --                --

           Total shares for basic EPS............................        70.4              34.9
                                                                         ====              ====
           Total shares for diluted EPS..........................        70.4              35.0
                                                                         ====              ====

Income (loss) from continuing operations
           before extraordinary item.............................         6.5               1.8

Income from discontinued operations, net of income
            taxes of $6.3 in 2002 and $4.8 in 2001...............         9.5               7.4
                                                                          ---               ---

            Net income (loss)....................................        16.0               9.2
                                                                         ====               ===

            Net income (loss) available to common shareholders...       (20.3)              9.2
                                                                        ======              ===

Net income (loss) per basic and diluted common share:
            Continuing operations................................        (0.42)             0.05
            Discontinued operations..............................         0.13              0.21
                                                                          ----              ----

            Net income (loss)....................................        (0.29)             0.26
                                                                         ======             ====


Adjusted to reflect the one-for-2.5 reverse stock split effected on May 28, 2002.